Exhibit 12.3
TEXAS-NEW MEXICO POWER COMPANY
Ratio of Earnings to Fixed Charges
(In thousands, except ratio)

	Nine Months Ended	Year Ended December 31,
	September 30, 2017	2016	2015	2014	2013	2012
Fixed charges, as defined by the Securities and Exchange Commission:

Interest expensed and capitalized	$21,323	$27,698	$25,875	$24,941	$24,481	$26,233
Amortization of debt premium, discount and expenses	936	1,039	1,100	1,195	1,159	1,493
Estimated interest factor of lease rental charges	893	1,249	1,229	1,311	1,241	956

Total Fixed Charges	$23,152	$29,986	$28,204	$27,447	$26,881	$28,682

Earnings, as defined by the Securities and Exchange Commission:

Earnings from continuing operations before income taxes	$53,499	$65,508	$66,088	$60,330	$46,711	$42,099
Fixed charges as above	23,152	29,986	28,204	27,447	26,881	28,682
Interest capitalized	(613)	(877)	(593)	(609)	(361)	(706)

Earnings Available for Fixed Charges	$76,038	$94,617	$93,699	$87,168	$73,231	$70,075

Ratio of Earnings to Fixed Charges	3.28	3.16	3.32	3.18	2.72	2.44